As filed with the Securities and Exchange Commission on October 17, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________________

CACI INTERNATIONAL INC
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	54-1345888 (I.R.S. Employer Identification No.)

12021 Sunset Hills Road
Reston, Virginia 20190
(Address of Principal Executive Offices, Zip Code)

CACI International Inc 2025 Incentive Compensation Plan
(Full title of the plan)

J. William Koegel, Jr.
Executive Vice President, General Counsel and Secretary
CACI International Inc
12021 Sunset Hills Road
Reston, Virginia 20190
(703) 841-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:

Gina Hancock
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, TX 75201-2923
(214) 698-3100

_________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by CACI International Inc, a Delaware corporation (the “Registrant”), to register (i) 812,357 shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”), issuable under the CACI International Inc 2025 Incentive Compensation Plan (the “Plan”), and (ii) 200,000 shares of Common Stock that may become available for issuance under the Plan as a result of awards under the Plan or the CACI International Inc 2016 Amended and Restated Incentive Compensation Plan that, in whole or in part, are terminated, expire, are cancelled, are settled in cash, or are withheld for taxes.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.
The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Certain Documents by Reference.
The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(a)the Registrant’s Annual Report on Form 10-K filed for the fiscal year ended June 30, 2025 filed with the Commission on August 7, 2025;
(b)the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2025; and
(c)the description of securities contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, together with any amendment or report filed with the Commission for the purpose of updating such description.
In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
 Not applicable.
Item 5.    Interests of Named Experts and Counsel.
 Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions.
Article EIGHTH of the Registrant’s Certificate of Incorporation provides that the Registrant may, to the full extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons that we are permitted to indemnify under Section 145 of the Delaware General Corporation Law, as the same exists or may hereafter be amended.
Section 9 of ARTICLE VI of the Registrant’s By-Laws provides that the Registrant shall indemnify and hold harmless to the fullest extent permissible under the Delaware General Corporation Law every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was one of the Registrant’s directors or corporate officers (as defined, and including “executive officers” under the federal securities laws and statutory officers under Delaware law) or is or was serving at the Registrant’s request as a director or officer of another corporation, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, and, if approved by the Registrant’s board of directors, amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection with that action, suit, or proceeding. Section 9 of ARTICLE VI of the Registrant’s By-Laws also provides that the Registrant may pay expenses incurred by a director or corporate officer in connection with the defense of any civil or criminal action, suit, or proceeding in advance of the disposition of the action, suit, or proceeding, upon a commitment by or on behalf of the director or corporate officer to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by the Registrant. The Registrant has entered into separate indemnification agreements with the Registrant’s directors and executive officers that provide these persons indemnification protection in the event the Registrant’s Certificate of Incorporation is subsequently amended.
Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Registrant has procured a directors’ and officers’ liability and company reimbursement liability insurance policy that (a) insures the Registrant’s directors and officers against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Registrant against losses (above a deductible amount) arising from any such claims, but only if the Registrant is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Registrant’s Certificate of Incorporation or By-Laws.
Under the Plan, to the maximum extent permitted by law, no member of the Registrant’s board of directors or compensation committee or delegate thereof shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder, and the Registrant shall indemnify and hold harmless each member of the board of directors or compensation committee or delegate thereof against any liability, obligation, cost or expense incurred by that person arising out of any act or omission to act in connection with the Plan or any award if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Registrant. Such indemnification shall be in accordance with the procedures and terms and conditions set forth in the Certificate of Incorporation and Bylaws of the Registrant.

Item 7.    Exemption from Registration Claimed.
 Not applicable.
Item 8.    Exhibits.

Exhibit No.	Exhibit Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K filed on September 13, 2006).
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on March 21, 2017).
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
23.2*	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1*	CACI International Inc 2025 Incentive Compensation Plan.
107.1*	Filing Fee Table.
____________

*Filed herewith.
Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on the 17th day of October, 2025.

CACI INTERNATIONAL INC

By:	/s/ J. William Koegel, Jr.
Name:	J. William Koegel, Jr.
Title:	Executive Vice President, General Counsel and Secretary of the Company

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. William Koegel, Jr. the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date set forth below.

Signatures	Title	Date

/s/ JOHN S. MENGUCCI	President, Chief Executive Officer and Director (Principal Executive Officer)	October 17, 2025
John S. Mengucci

/s/ JEFFREY D. MACLAUCHLAN	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	October 17, 2025
Jeffrey D. MacLauchlan

/s/ ERIC F. BLAZER	Senior Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	October 17, 2025
Eric F. Blazer

/s/ LISA S. DISBROW	Chair of the Board of Directors	October 17, 2025
Lisa S. Disbrow

/s/ SUSAN M. GORDON	Director	October 17, 2025
Susan M. Gordon

/s/ WILLIAM L. JEWS	Director	October 17, 2025
William L. Jews

/s/ RYAN D. MCCARTHY	Director	October 17, 2025
Ryan D. McCarthy

/s/ SCOTT C. MORRISON	Director	October 17, 2025
Scott C. Morrison

/s/ PHILIP O. NOLAN	Director	October 17, 2025
Philip O. Nolan

/s/ DEBORA A. PLUNKETT	Director	October 17, 2025
Debora A. Plunkett

/s/ STANTON D. SLOANE	Director	October 17, 2025
Stanton D. Sloane

/s/ CHARLES L. SZEWS	Director	October 17, 2025
Charles L. Szews